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                                                                     EX-99.2



                           FORM OF SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT (the "Agreement"), dated as of July 16, 1996, is made and entered by and between NorAm Energy Corp., a Delaware corporation (the "Company"), and ______________________________________________________(the
"Executive").

                                   WITNESSETH:

         WHEREAS, the Executive is a senior executive of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short and long-term profitability, growth and financial strength of the Company;

         WHEREAS, the Company is contemplating a possible transaction which, if consummated, would result in a Change in Control (as hereinafter defined);

         WHEREAS, the Company wishes to ensure that its senior executives are not practically disabled from discharging their duties in respect of such a transaction; and

         WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of the Company and assist in the consummation of any such transaction.

         NOW, THEREFORE, the Company and the Executive agree as follows:



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          1.  Certain  Defined  Terms.  In addition to terms  defined  elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:


          (a) "Base Pay" means the Executive's annual base salary at a rate not less than the Executive's annual fixed or base compensation as in effect for Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be determined from time to time by the Company, the Board or a committee thereof.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Cause" means that, prior to any termination pursuant to Section 4(b), the Executive committed:

               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

               (ii) intentional wrongful damage to property of the Company or any Subsidiary; or

               (iii)   intentional   wrongful   disclosure  of  confidential  or
          proprietary information of the Company or any Subsidiary;

     and any such act has been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed to be "intentional" if it was due primarily to an error in judgment or negligence, but will be deemed to be "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

          (d) "Change in Control" means the occurrence of one or more of the following events:

               (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of the surviving corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

               (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of the acquiring corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; or

               (iii) any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than 50% of the combined voting power of the then-outstanding Voting Stock of the Company.

          (e) "Code" means the Internal Revenue Code of 1986, as amended.

          (f) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder prior to a Change in Control.

          (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (h) "Incentive Pay" means an annual amount equal to not less than the annual bonus that would have been paid for the year in which the Change in Control occurred if the performance goals had been achieved at the opportunity (i.e., maximum) level, pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control.

          (i) "Severance Period" means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the third anniversary of the occurrence of the Change in Control or (ii) the Executive's death.

          (j) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

          (k) "Termination Date" means the date on which the Executive's employment is terminated.

          (l) "Voting Stock" means securities entitled to vote generally in the election of directors.

          2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution. This Agreement will terminate without further action if a Change in Control has not occurred on or before January 8, 1997, unless a transaction that upon completion would result in a Change in Control has been agreed to or is under active negotiation on January 8, 1997, but has not been consummated by such date, in which event this Agreement will not expire prior to the date such transaction has been abandoned as determined by the Chief Executive Officer of the Company. Otherwise, this Agreement will terminate at the end of the Severance Period.

          3. Acceleration of Incentive Benefits. On the date that the last regulatory approval is obtained for a transaction which, if consummated, would result in a Change in Control, (i) all outstanding stock options to purchase stock of the Company that are then held by the Executive will become immediately exercisable notwithstanding any provision contained in any stock option agreement to the contrary, and (ii) all shares of restricted stock previously issued to the Executive which have not been forfeited by the terms of any restricted stock agreement, together with any opportunity shares provided for in such agreement, will be delivered immediately to the Executive free of all restrictions (other than restrictions on transfer imposed by federal or state securities laws) notwithstanding any provision contained in any restricted stock agreement to the contrary.

          4. Termination Following a Change in Control. (a) In the event of a Change in Control, the Executive's employment may be terminated by the Company during the Severance Period and the Executive will be entitled to the benefits provided in Section 5 unless such termination results from the occurrence of one or more of the following events:

               (i) the Executive's death;

               (ii) the Executive's permanent disability within the meaning of, and actual receipt of disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, Executive immediately prior to the Change in Control; or

               (iii) Cause.

     If, during the Severance Period, the Executive's employment is terminated by the Company or any Subsidiary other than pursuant to Section 4(a)(i), 4(a)(ii) or 4(a)(iii), the Executive will be entitled to the benefits provided in Section 5.

          (b) In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company and any Subsidiary during the Severance Period with the right to benefits provided in Section 5 upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including without limitation other employment):

               (i) the failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive held immediately prior to the Change in Control;

               (ii) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and any Subsidiary which the Executive held immediately prior to the Change in Control, which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such change;

               (iii) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary or the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such reduction, termination or denial, as the case may be;

               (iv) a determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Company by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered Executive's performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

               (v) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets after a Change in Control has occurred, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 11(a);

               (vi) the relocation of the Company's principal executive offices, or the relocation of the Executive's principal location of work, to any location that is in excess of 25 miles from the location thereof immediately prior to the Change in Control, or the requirement that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three full years immediately prior to the Change in Control without, in either case, his prior written consent; or

               (vii) without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

          (c) A termination by the Company pursuant to Section 4(a) or by the Executive pursuant to Section 4(b) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights will be governed by the terms thereof.

          5. Severance Compensation. (a) If, following the occurrence of a Change in Control, the Company terminates the Executive's employment during the Severance Period (other than by reason of death, disability or Cause), or if the Executive terminates his employment pursuant to Section 4(b), the Company will pay to the Executive the amount set forth in Section 5(a)(i) within five business days after the Termination Date and will provide to the Executive the benefits set forth in Sections 5(a)(ii), 5(a)(iii) and 5(a)(iv):

               (i) The Company will pay the Executive, in a single lump sum, an amount equal to 2.99 times the sum of (A) Base Pay (at the highest rate in effect for any period prior to the Termination Date) plus (B) Incentive Pay (determined in accordance with the standards set forth in Section 1(h)).

               (ii) The Company will provide the Executive with outplacement services by a firm selected by the Executive, at the expense of the Company in an amount not less than $25,000, plus an additional amount of up to $5,000 for travel and other expenses incurred by the Executive in connections with his efforts to secure other employment.

               (iii) For a period of 36 months following the Termination Date (the "Continuation Period"), the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date or, if greater, immediately prior to the reduction, termination, or denial described in Section 4(b)(iii). For purposes of determining the Executive's eligibility for and the amount of benefits due and payable to the Executive under the Company's retirement income, supplemental executive retirement and all other benefit plans of the Company applicable to the Executive, his dependents or his beneficiaries, including without limitation eligibility for retiree medical benefits (as described in Section 5(a)(iv)) and for early retirement subsidies under retirement income plans, (A) the Continuation Period will be considered service with the Company for the purpose of determining service credits for such benefit plan purposes, (B) the Executive's age on the last day of the Continuation Period will be deemed to be the Executive's age on the Termination Date, and (C) the lump sum severance payment set forth in
          Section 5(a)(i) will be considered to be wages for benefit plan purposes paid monthly during the Continuation Period.

               (iv) The Company will provide the Executive with retiree welfare benefits, including without limitation retiree medical benefits, that are not less than the retiree welfare benefits the Executive would be entitled to receive under the Company's welfare benefit plans in effect on the Termination Date, or if greater, under such plans in effect at any time during the period beginning immediately prior to the occurrence of a Change in Control and ending on the Termination Date, determined without regard to any subsequent reduction or termination of such retiree welfare benefits by the Company.

               (v) If and to the extent that any benefit described in Sections 5(a)(iii) and 5(a)(iv) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits. Employee Benefits that are welfare benefits otherwise receivable by the Executive pursuant to Sections 5(a)(iii) and 5(a)(iv) will be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period, and any such benefits actually received by the Executive will be reported by the Executive to the Company.

          (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

          (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this Section 5, under Sections 6 and 8 and under Exhibit A will survive any termination or expiration of this Agreement, or the termination of the Executive's employment for any reason whatsoever, following a Change in Control.

          6. Certain Additional Payments by the Company. (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, including without limitation the Income Tax Payment described in Section 6(b), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, an "Excise Tax Payment"). The Excise Tax Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Excise Tax Payment, the Executive retains an amount of the Excise Tax Payment equal to the Excise Tax imposed upon the Payment. Procedures for determining the amount of the Excise Tax Payment and other matters related to the Excise Tax Payment are set forth in Exhibit A attached to and made a part of this Agreement.

          (a) If the Company is obligated to provide the Executive with medical benefits pursuant to Section 5(a)(iii) or Section 5(a)(iv), and the amount of such benefits or the value of such benefit coverage (including without limitation any insurance premiums paid by the Company to provide such benefits) is subject to any income, employment or similar tax imposed by federal, state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Income Tax") because such benefits cannot be provided under a nondiscriminatory health plan described in Section 105 of the Code or for any other reason, the Company will pay to the Executive an additional payment or payments (collectively, an "Income Tax Payment"). The Income Tax Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Income Tax Payment equal to the Income Tax imposed with respect to such medical benefits or such medical benefit coverage. Procedures for determining the amount of the Income Tax Payment and other matters related to the Income Tax Payment are set forth in Exhibit A attached to and made a part of this Agreement.

          7. No Mitigation Obligation. The Company hereby acknowledges that it may be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 5(a)(v).

          8. Legal Fees and Expenses. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

          (a)  Without  limiting  the  obligations  of the  Company  pursuant to
     Section 8(a), in the event a Change in Control occurs, the performance of the Company's obligations under this Section 8 will be secured by amounts deposited or to be deposited in trust pursuant to certain trust agreements to which the Company will be a party providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to Section 8(a) will be paid, or reimbursed to the Executive if paid by the Executive, either in accordance with the terms of such trust agreements, or, if not so provided, on a regular, periodic basis upon presentation by the Executive to the trustee of a statement or statements prepared by such counsel in accordance with its customary practices. Any failure by the Company to satisfy any of its obligations under this Section 8(b) will not limit the rights of the Executive hereunder. Subject to the foregoing, the Executive will have the status of a general unsecured creditor of the Company and will have no right to, or security interest in, any assets of the Company or any Subsidiary.

          9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following a Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company or any Subsidiary following the approval by the stockholders of the Company of a transaction that ultimately results in a Change in Control will be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

          10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

          11. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

          (a) This  Agreement will inure to the benefit of and be enforceable by
     the   Executive's   personal   or   legal    representatives,    executors,
     administrators, successors, heirs, distributees and legatees.

          (b) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this
     Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

          12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

          13. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

          14. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

          15. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

                                      NORAM ENERGY CORP.



                                      By_______________________________
                                         Name:

                                         Title:


                                      EXECUTIVE

                                      __________________________________

                                    EXHIBIT A

                       PROCEDURES RELATING TO TAX PAYMENTS

          (a) Subject to the provisions of paragraph (e), all determinations required to be made under Section 6 of the Agreement, including whether an Excise Tax or an Income Tax (collectively, a "Tax") is payable by the Executive and the amount of the Tax and whether an Excise Tax Payment or an Income Tax Payment (collectively, a "Tax Payment") is required to be paid by the Company to the Executive and the amount of the Tax Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Tax is payable by the Executive, the Company will pay the required Tax Payment to the Executive within five business days after receipt of such determination and calculations with respect to such Tax. If the Accounting Firm determines that no Tax is payable by the Executive, it will, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 and other applicable provisions of the Code (or any successor provisions thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Tax Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph (e) and the Executive thereafter is required to make a payment of any Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (b) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph (a). Any determination by the Accounting Firm as to the amount of the Tax Payment will be binding upon the Company and the Executive.

          (c) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Tax payable by the Executive. The Executive will make proper payment of the amount of any Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Tax Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

          (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by paragraph (a) will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (e) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Tax Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

               (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

               (ii) take such action in connection with contesting such claim as the Company will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

               (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

               (iv) permit the Company to participate in any proceedings relating to such claim;

     provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (e), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this paragraph (e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Tax Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (e), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of paragraph (e)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph
     (e), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Tax Payment required to be paid by the Company to the Executive pursuant to Section 6 of the Agreement.